Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Jones Soda Co. on Form S-1 (File No. 333-281770, 333-265598, 333-263641), Form S-1/A (File No. 333-225049), and on Form S-8 (File No. 333- 279232, 333-265133, and 333-233723) of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Jones Soda Co. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Jones Soda Co. for the year ended December 31, 2024.

/s/ Berkowitz Pollack Brant, Advisors + CPAs

New York, New York

March 31, 2025